Exhibit 10.13

NOMINATING AGREEMENT

This Nominating Agreement (this “Agreement”), dated as of July 25, 2004, by and among Educate, Inc., a Delaware corporation (the “Company”), Apollo Sylvan, LLC, a Delaware limited liability company (“Apollo Sylvan”), and Apollo Sylvan II, LLC, a Delaware limited liability company (“Apollo Sylvan II”).

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, in connection with the IPO, the Company and Apollo (as defined below) desire to enter into this Agreement setting forth certain rights and obligations with respect to the shares of Common Stock owned by Apollo.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” has the meaning given to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(b) “Apollo” means, Apollo Sylvan, Apollo Sylvan II, Affiliates of Apollo Sylvan and Apollo Sylvan II and any shares of Common Stock over which Apollo Sylvan, Apollo Sylvan II or any of their Affiliates have voting or dispositive power.

(c) “person” means any individual, firm, corporation, general or limited partnership, limited liability company, trust, joint venture or other entity or association, including without limitation any governmental authority, and shall include any successor (by merger or otherwise) of such entity.

(d) “Organizational Documents” means the Certificate of Incorporation and By-Laws of the Company.

SECTION 2. Board Representation.

(a) Until such time as (x) Apollo no longer beneficially owns at least 33 1/3% of the total number of shares of Common Stock outstanding at any time, and (y) Apollo (excluding any individuals who own shares of Common Stock directly that were purchased by them or were obtained upon the exercise of options granted to them in their capacity as a member of the Board of Directors of the Company (the “Board of Directors”)) has, subsequent to the IPO (and any related overallotment option), sold at least one share of Common Stock to a person that is not an Affiliate of Apollo, the Company shall support the nomination of, and cause the Board of Directors to include in the slate of nominees recommended to stockholders for election as directors, four persons (the “Apollo Designees”) designated at any time and from time to time by Apollo Management IV, L.P., a Delaware limited partnership (“Apollo Management”);

(b) Until such time as (x) Apollo no longer beneficially owns at least 50% of the total number of shares of Common Stock outstanding at any time, and (y) Apollo (excluding any individuals who own shares of Common Stock directly that were purchased by them or were obtained upon the exercise of options granted to them in their capacity as a member of the Board of Directors of the Company (the “Board of Directors”)) has, subsequent to the IPO (and any related overallotment option), sold at least one share of Common Stock to a person that is not an Affiliate of Apollo:

(i) the Company shall not, and shall cause the Board of Directors not to, allow the size of the Board of Directors to be less than four or more than nine members without the prior written consent of Apollo Management; and

(ii) upon written request from Apollo Management, the Company promptly shall take all action as shall be necessary to, and shall cause the Board of Directors of the Company to, increase the size of the Board of Directors by the greater of (a) two, or (b) such greater number that will cause Apollo Designees to constitute a majority of the positions on the Board of Directors, and the Company shall cause the Board of Directors promptly to fill the vacancies created by such increase with Apollo Designees and shall, at the annual stockholder meeting following such written request from Apollo Management, support the nomination of, and cause the Board of Directors to include in the slate of nominees recommended to stockholders for election as directors, Apollo Designees to fill such vacancies (in addition to the four Apollo Designees referred to in clause (ii));

provided, however, that, notwithstanding the foregoing subsections (a) and (b), the Company shall not be required to take any action which it reasonably believes is unlawful, and the Company shall be allowed to take any action the omission of which it reasonably believes would be unlawful.

(c) Until such time as (x) Apollo no longer beneficially owns at least 33 1/3% of the total number of shares of Common Stock outstanding at any time, and (y) Apollo (excluding any individuals who own shares of Common Stock directly that were purchased by them or were obtained upon the exercise of options granted to them in their capacity as a member of the Board of Directors) has, subsequent to the IPO (and any related overallotment option), sold at least one share of Common Stock to a person that is not an Affiliate of Apollo, vacancies arising through the death, resignation or removal of an Apollo Designee nominated by Apollo Management to the Board of Directors pursuant to Section 2(a) hereto may be filled only by a majority of the directors nominated by Apollo Management then in office and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

(d) Until such time as (x) Apollo no longer beneficially owns at least 50% of the total number of shares of Common Stock outstanding at any time and (y) Apollo (excluding any individuals who own shares of Common Stock directly that were purchased by them or were obtained upon the exercise of options granted to them in their capacity as a member of the Board of Directors) has, subsequent to the IPO (and any related overallotment option), sold at least one share of Common stock to a person that is not an Affiliate of Apollo, vacancies arising from an increase in the number of directors pursuant to Section 2(b)(ii) hereof may be filled only by a majority of the directors nominated by Apollo Management then in office and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

(e) Until such time as (x) Apollo no longer beneficially owns at least 33 1/3% of the total number of shares of Common Stock outstanding at any time, and (y) Apollo (excluding any individuals who own shares of Common Stock directly that were purchased by them or were obtained upon the exercise of options granted to them in their capacity as a member of the Board of Directors) has, subsequent to the IPO (and any related overallotment option), sold at least one share of Common Stock to a person that is not an Affiliate of Apollo, each Apollo Designee shall have the right to observe all meetings of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors; provided, however, that each such Committee, to the extent determined by the Committee to be necessary for the fulfillment of its duties under its charter, may elect to convene a meeting at which Apollo Designees who are not otherwise members of such Committee shall not be permitted to observe.

(f) Notwithstanding the provisions of this Section 2, Apollo Management shall not be entitled to designate any person as a nominee to the Board of Directors if the Company receives a written opinion of its outside legal counsel of national reputation that such person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. Other than with respect to the issue set forth in the preceding sentence, neither the Company nor any other stockholder shall have the right to object to any Apollo Designee.

The Company shall notify Apollo Management in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors (and such notice shall be delivered to Apollo Management at least 30 days prior to such expected mailing date). The Company shall notify Apollo Management of any objection to an Apollo Designee sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable Apollo Management to propose a replacement Apollo Designee in accordance with the terms of this Agreement.

SECTION 3. Apollo Approval Rights.

(a) Subject to the provisions of subsection (b), without the approval of a majority of the entire Board of Directors, which must include the approval of a majority of the directors nominated by Apollo Management, the Company may not, and no subsidiary of the Company shall, take any of the actions set forth on Exhibit A hereto.

(b) The foregoing approval rights shall terminate at such time as (i) Apollo no longer beneficially owns at least 33 1/3% of the total number of shares of Common Stock outstanding at any time, and (ii) Apollo (excluding any individuals who own shares of Common Stock directly that were purchased by them or were obtained upon the exercise of options granted to them in their capacity as a member of the Board of Directors) has, subsequent to the IPO (and any related overallotment option), sold at least one share of Common Stock to a person that is not an Affiliate of Apollo.

SECTION 4. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

(b) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.

(c) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(d) Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

(e) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

(f) Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger or facsimile transmission, addressed: (a) if to Apollo or Apollo Management, c/o Apollo Management IV, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019, Attention: Laurence M. Berg, with a copy (which shall not constitute notice) to Apollo Management, L.P., 10250 Constellation Blvd., Suite 2900, Los Angeles,

California 90067, Attention: Michael D. Weiner, Esq., or (b) if to the Company, at 1001 Fleet Street, Baltimore, Maryland 21202, Attention: Peter Cohen, with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, Attention: Jeffrey H. Cohen, or at such other address as the Company shall have furnished to Apollo in writing.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given when delivered, if delivered by hand or by messenger (or overnight courier), 24 hours after confirmed receipt if sent by facsimile transmission or at the earlier of its receipt or on the fifth day after mailing, if mailed, as aforesaid.

(g) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(i) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j) Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by the Company, Apollo Sylvan, Apollo Sylvan II and Apollo Management.

(k) Jurisdiction. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of Delaware or in any Delaware state court and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

(l) Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry.

(m) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction. out the purposes and intent of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

EDUCATE, INC.

By:	/s/ Kevin E. Shaffer
Name: Kevin E. Shaffer Title: Chief Financial Officer

APOLLO SYLVAN, LLC

By:	/s/ Aaron J. Stone
Name: Aaron J. Stone Title: Vice President

APOLLO SYLVAN II, LLC

By:	/s/ Aaron J. Stone
Name: Aaron J. Stone Title: Vice President

APOLLO MANAGEMENT IV, L.P.

By: AIF IV Management, Inc., its General Partner

By:	/s/ Aaron J. Stone
Name: Aaron J. Stone Title: Vice President

EXHIBIT A

Apollo Approval Rights

•	amendment, modification or repeal of any provision of the Organizational Documents in a manner that adversely affects Apollo;

•	the redemption, purchase or acquisition of any securities of the Company or any of its subsidiaries;

•	the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options);

•	the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

•	a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of the Company’s or any of its subsidiaries’ assets to another entity;

•	a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization;

•	a split, combination or reclassification of any shares of capital stock;

•	a disposition of any assets with a value in excess of $5 million in the aggregate;

•	consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $5 million in the aggregate;

•	consummation of any transaction, or amendment of the terms of any contract, agreement or understanding (whether oral or written), with any of the Company’s subsidiaries or any Affiliate of the Company;

•	the incurrence of indebtedness in one transaction or a series of related transactions aggregating more than $5 million, except that Apollo approval shall not be required for borrowings greater than $5 million under a revolving line of credit, so long as Apollo has previously approved the establishment of such line of credit;

•	a change in the Company’s Chief Executive Officer; and

•	a change in size of the Company’s Board of Directors.